Exhibit 99.1

Contact:          Debbie McGowan
                  Fair, Isaac
                  415-492-5309
                  dmcgowan@fairisaac.com

                   Fair, Isaac Adopts Stockholder Rights Plan

SAN RAFAEL, Calif.--August 9, 2001--Fair, Isaac and Company, Incorporated (NYSE:
FIC) today announced that its Board of Directors has adopted a Stockholder Rights Plan. Under the Rights Plan, rights will be distributed as a dividend at the rate of one right for each share of Fair, Isaac common stock, held by stockholders of record as of the close of business on August 21, 2001.

The Rights Plan is designed to enable all Fair, Isaac stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Fair, Isaac. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics. While the Company as a matter of policy does not comment on the existence or absence of takeover proposals, the Stockholder Rights Plan was adopted only for precautionary purposes to protect the rights of the stockholders and not in response to any known takeover proposal.

The rights will be distributed as a non-taxable dividend and will expire ten years from the date of adoption of the Rights Plan. The rights will be exercisable only if a person or group acquires 15 percent or more of Fair, Isaac's common stock, subject to certain exceptions set forth in the Rights Plan. If a person acquires 15 percent or more of Fair, Isaac's common stock while the Rights Plan remains in place, all rights holders, except the buyer, will be entitled to acquire Fair, Isaac common stock at a discount. The effect will be to discourage acquisitions of 15 percent or more of Fair, Isaac's common stock in the absence of negotiations with the Company's Board of Directors.

The rights will trade with Fair, Isaac's common stock unless and until they are separated upon the occurrence of certain future events. Fair, Isaac's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires 15 percent or more of Fair, Isaac's common stock. Additional details regarding

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the Rights Plan will be  outlined in a summary to be mailed to all  stockholders following the record date, and a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

About Fair, Isaac

Fair, Isaac and Company is a global provider of customer analytics and decision technology. Widely recognized for its pioneering work in credit scoring, Fair, Isaac revolutionized the way lending decisions are made. Today the Company helps clients in multiple industries increase the value of customer relationships. Fair, Isaac has made the Forbes list of the top 200 U.S. small companies eight times in the last nine years. Headquartered in San Rafael, California, Fair, Isaac reported revenues of $298 million in fiscal 2000.

For more information about Fair, Isaac and Company, Incorporated, visit http://www.fairisaac.com.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of
1995. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the Rights Plan. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see Fair, Isaac's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and its Annual Report on Form 10-K for the year ended September 30, 2000. These forward-looking statements speak only as of the date hereof. Fair, Isaac disclaims any intent or obligation to update these forward-looking statements.

Fair, Isaac is a registered trademark of Fair, Isaac and Company, Inc., in the United States and/or in other countries.

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